LAND O’LAKES, INC.
News Release
For more information, contact:

Lydia Botham	651-481-2123
David Karpinski	651-481-2360
Land O’Lakes Reports First-Quarter Results
$2.1 billion in net sales, $26.1 million in net earnings
April 25, 2005 (Arden Hills, Minn.) ... Land O’Lakes, Inc. officials today reported on the company’s first-quarter financial results and outlined four ongoing strategic imperatives.
Land O’Lakes reported net sales of $2.1 billion and net earnings of $26.1 million for the first quarter of 2006, as compared to sales of $2.0 billion and net earnings of $24.3 million for the first quarter of 2005. Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $69.4 million for the quarter versus $71.3 million for the first quarter of 2005.
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized hedging, asset sales, impairments, legal settlements, debt extinguishment costs and other special items. Normalized EBITDA for the quarter was $61.5 million, compared to $67.0 million in the first quarter of 2005. The company reaffirmed its guidance for full-year Normalized EBITDA of $260 million in 2006.
Company officials also reported on balance sheet improvement versus 2005, with an improved Long-term Debt-to-Capital ratio (41.1 percent as of March 31, 2006 versus 50.7 percent on March 31, 2005); increased equity ($915 million versus $864 million); and strong liquidity ($342 million in cash-on-hand and unused borrowing authority versus $227 million).
Strategic Imperatives
Officials of the national dairy and agricultural cooperative reported on four strategic imperatives intended to continue the company’s progress toward its goals of becoming more focused, more disciplined, financially stronger and positioned to deliver improved performance and explore strategic growth opportunities in its core businesses. Those imperatives include:
Best Cost - delivering meaningful cost reductions and improved efficiency. The company is dedicated to taking costs out of all its activities. This will involve a systematic and disciplined evaluation of all processes and overhead costs in all its businesses. Company officials indicated this is not a one-time, short-term initiative, but is focused on producing meaningful, ongoing savings over time and making strategic cost reduction an integral part of Land O’Lakes culture.
Best People – building a high-performance, winning culture with the best people. The company will intensify its focus on having the best people in the right positions. Company officials said they are in the process of identifying critical skills and roles, defining expectations and accountabilities and expanding employee development opportunities.

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Land O’Lakes – Page 2 of 4
Superior Insight - winning in the marketplace through superior knowledge and insight. The company is committed to translating superior knowledge and insight into improved performance and competitive advantage. Initial efforts are focusing on updating and standardizing internal decision-making and strategic-planning processes.
Superior Portfolio Management – achieving leadership positions in attractive business categories through aggressive, disciplined portfolio management. The company will continue efforts to optimize its portfolio of businesses, with a focus on reducing involvement and investment in non-core or underperforming businesses, while intensifying its focus on core businesses. In 2005, this effort was reflected in the divestiture of the company’s swine production business and the sale of its investment in domestic fertilizer manufacturing. Current priorities include identifying strategic alternatives for the Layers business and improving the financial performance of the company’s Dairy Foods Industrial assets.
Dairy Foods
Land O’Lakes reported a pretax loss of $2.9 million in Dairy Foods for the quarter, as compared to a loss of $0.7 million in the first quarter of 2005. Contributing to the earnings decline were depressed dairy market prices (and related inventory devaluation), ongoing milk supply/processing demand balance issues and continued high energy and transportation costs.
Company officials indicated branded, value-added products did well in the marketplace. Retail butter volume was up slightly, while total butter and spreads volume was down 3 percent. The timing of the Easter holiday was a contributing factor in the butter and spreads volume decline. Total cheese volume was up 6 percent, driven primarily by higher Foodservice sales. In Deli Cheese, where Land O’Lakes holds the number-one market share, volume was up 3 percent.
New products also performed well. LAND O LAKES® Light Butter with Canola Oil, for example, was selected by the International Dairy Foods Association as 2005’s “Best New Product.” Other recent innovations like the company’s FlavorProtect™ wrapper, new butter half-sticks and reduced-fat cheese offerings also performed well.
Company officials said returns from its industrial (manufacturing) operations were disappointing, particularly in the West, where the California milk pricing formula is depressing commodity cheese and whey margins.
Feed
Land O’Lakes reported $3.3 million in pretax earnings in Feed for the quarter, as compared to $8.8 million one year ago. The decline was attributed to tighter margins, particularly in dairy and horse feed, and incremental costs related to serving customers previously served by the company’s Statesville (N.C.) plant, shut down since late December due to fire damage. Feed sales for the quarter were $693 million, up about $60 million from the first quarter of 2005.
From a volume perspective, Livestock Feed volumes were down 1 percent versus one year ago, while the company achieved increased volume in Lifestyle Feeds (up 4 percent), Milk Replacers (up 14 percent) and Ingredients (up 8 percent). The strength of the LAND O LAKES, Purina Mills and Lake Country brands continued to contribute to the success of the company’s branded and proprietary product lines.

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Land O’Lakes – Page 3 of 4
Layers/Eggs
The company participates in the layers/eggs industry through MoArk LLC. The quarter saw continued challenge in this cyclical business. For the quarter, Land O’Lakes reported a $6.3 million pretax loss in eggs, basically in line with one year ago. Sales for the quarter were $108 million, as compared to $105 million one year ago. Overall volumes were flat. However, the company did achieve double-digit volume increases in branded (LAND O LAKES® and Eggland’s Best®) eggs.
During the quarter, the company acquired full ownership of MoArk LLC, previously a joint venture. This action accelerated a 2007 buyout provision included in the original joint venture agreement. Company officials indicated full ownership will provide greater flexibility in managing the business and pursuing strategic repositioning options.
Seed
Seed pretax earnings for the quarter totaled $40.3 million, as compared to $28.7 million for the first quarter of 2005. Sales were also up, at $389 million for the quarter versus $337 million one year ago. These results were driven by increased volumes, with corn units up 13 percent, soybean units up 9 percent and alfalfa units up 38 percent. The growth in alfalfa volume is attributed in great part to last year’s successful launch of RoundUp® Ready alfalfa, developed by the company in a ten-year collaboration with Monsanto.
Agronomy
In Agronomy, the company reported a $6.4 million pretax loss for the quarter versus a $7.0 million loss for the first quarter one year ago. First-quarter losses are common in this segment, as the primary selling season does not start until spring.
Conference Call
The national food and agricultural cooperative will discuss its first quarter results in a conference call scheduled for noon, Central Daylight Time, April 25, 2006. The dial-in numbers are USA – 1-800-903-0258; International – 1-785-832-2422. The Conference ID is LANDO. A replay of the conference call will be available through May 9, 2006, at USA – 1-888-225-1656; International – 1-402-220-4975. The Security Code is #7245. Additional materials will be available on the company’s website (www.landolakesinc.com) for an extended period of time.
Land O’Lakes is a national, farmer-owned food and agricultural cooperative, with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and local cooperatives with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.
Note: Attachments follow

Land O’Lakes – Page 4 of 4
CAUTIONARY STATEMENT
This release contains forward-looking statements which can be identified by the use of forward-looking terminology such as “may,” “should,” or “anticipates” or the negatives thereof. Such statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. For a list of risk factors that may materially impact future results, please refer to the Company’s annual report filed on Form 10-K for the year ended December 31, 2005, which can be found on the Securities and Exchange Commission web site (www.sec.gov) and the company’s website (www.landolakesinc.com). The Company undertakes no obligation to update the forward-looking information contained in this release.

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
	2006	2005

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,641	$179,704
Receivables, net	610,017	591,445
Inventories	454,664	453,135
Prepaid expenses	62,726	333,023
Other current assets	79,216	81,075

Total current assets	1,244,264	1,638,382

Investments	245,045	263,786
Property, plant and equipment, net	660,677	668,650
Goodwill, net	337,167	327,059
Other intangibles, net	95,847	96,767
Other assets	96,125	100,414

Total assets	$2,679,125	$3,095,058

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$74,051	$76,465
Current portion of long-term debt and obligations under capital lease	18,309	23,921
Accounts payable	624,580	976,959
Accrued expenses	192,214	265,924
Patronage refunds and other member equities payable	28,629	29,622

Total current liabilities	937,783	1,372,891

Long-term debt and obligations under capital lease	644,512	646,802
Employee benefits and other liabilities	173,356	165,796
Minority interests	8,599	6,012
Equities:
Capital stock	1,936	1,967
Member equities	899,561	893,518
Accumulated other comprehensive loss	(75,037)	(75,163)
Retained earnings	88,415	83,235

Total equities	914,875	903,557

Commitments and contingencies	—	—

Total liabilities and equities	$2,679,125	$3,095,058

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net sales	$2,074,916	$2,031,234
Cost of sales	1,895,398	1,849,265

Gross profit	179,518	181,969

Selling, general and administrative	131,607	133,226
Restructuring and impairment charges	1,358	919

Earnings from operations	46,553	47,824

Interest expense, net	16,498	22,242
Other income, net	(7,837)	(35)
Equity in loss of affiliated companies	8,502	812
Minority interest in earnings of subsidiaries	175	437

Earnings before income taxes and discontinued operations	29,215	24,368
Income tax expense	3,103	2,113

Net earnings before discontinued operations	26,112	22,255
Earnings from discontinued operations, net of income taxes	—	2,041

Net earnings	$26,112	$24,296

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$26,112	$24,296
Earnings from discontinued operations, net of income taxes	—	(2,041)
Adjustments to reconcile net earnings to net cash (used) provided by operating activities:
Depreciation and amortization	23,711	24,714
Amortization of deferred financing costs	599	3,014
Bad debt expense	211	193
Proceeds from patronage revolvement received	4,953	749
Non-cash patronage income	(359)	(677)
Deferred income tax expense	2,686	2,415
Decrease in other assets	6,625	4,639
Decrease in other liabilities	(567)	(548)
Restructuring and impairment charges	1,358	919
Gain on sale of investment	(7,837)	—
Equity in loss of affiliated companies	8,502	812
Minority interests	175	437
Other	1,181	240
Changes in current assets and liabilities:
Receivables	(19,888)	28,055
Inventories	(500)	(24,954)
Other current assets	276,416	234,077
Accounts payable	(354,890)	(219,762)
Accrued expenses	2,301	20,759

Net cash (used) provided by operating activities	(29,211)	97,337

Cash flows from investing activities:
Additions to property, plant and equipment	(13,468)	(10,441)
Acquisitions, net of cash acquired	(84,187)	(30,106)
Payments for investments	(800)	(44)
Proceeds from sale of investments	7,837	—
Proceeds from sale of property, plant and equipment	664	1,708
Dividends from investments in affiliated companies	2,645	2,248
Other	(350)	(308)

Net cash used by investing activities	(87,659)	(36,943)

Cash flows from financing activities:
Decrease in short-term debt	(2,791)	(4,554)
Proceeds from issuance of long-term debt	1,449	812
Principal payments on long-term debt and capital lease obligations	(7,682)	(123,038)
Payments for redemption of member equities	(15,816)	(19,279)
Other	(41)	(413)

Net cash used by financing activities	(24,881)	(146,472)
Net cash (used) provided by operating activities of discontinued operations	(312)	9,951
Net cash provided by investing activities of discontinued operations	—	42,135

Net decrease in cash and cash equivalents	(142,063)	(33,992)

Cash and cash equivalents at beginning of the period	179,704	73,136

Cash and cash equivalents at end of the period	$37,641	$39,144

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Three Months Ended		Ended
	March 31,		March 31,
	2006	2005	2006
Earnings before income taxes and discontinued operations	$29,215	$24,368	$137,128
Interest expense, net	16,498	22,242	74,129
Depreciation	21,088	22,021	86,778
Amortization	2,623	2,693	11,532

Total EBITDA	69,424	71,324	309,567

Unrealized hedging (gain) loss	(124)	(4,294)	1,414
Gain on legal settlement	—	(34)	(535)
Gain on sale of investments	(7,837)	—	(94,180)
Payments for debt issuance costs	—	—	11,014

Normalized EBITDA	$61,463	$66,996	$227,280